EX-99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden Municipal Series Fund:

We consent to the incorporation by reference, in this registration statement, of our reports dated October 20, 2004 on the statements of assets and liabilities of the Dryden Municipal Series Fund (comprised of the Florida Series, New Jersey Series, New York Series and Pennsylvania Series, hereafter referred to as the “Funds”), including the portfolios of investments, as of August 31, 2004, and the related statements of operations and changes in net assets and the financial highlights for the year then ended.  These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and  “Financial Statements” in the Statement of Additional Information.

KPMG LLP

October 28, 2004